Exhibit 99.2

Senseonics 2Q21 Earnings Script
August 9, 2021

Philip Taylor

Thank you. This is Philip Taylor from the Gilmartin Group. Before we begin today, let me remind you that the Company's remarks include forward-looking statements. These statements reflect management's expectations about future events, operating plans, regulatory matters, product enhancements, company performance and other matters, and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to be materially different from those expressed or implied by any of these forward-looking statements is detailed under Risk Factors and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020, our 10-Q for the quarter ended June 30, 2021, and our other reports filed with the SEC. These documents are available in the investor relations section of our website at www.senseonics.com. We undertake no obligation to update publicly or revise these forward-looking statements for any reason except as required by law. Also, on this call we will be discussing our 2021 outlook.

Joining me from Senseonics are Tim Goodnow, President and chief executive officer and Nick Tressler, chief financial officer.

With that, I would like to turn the call over to Tim Goodnow, President and CEO. Tim?

Tim Goodnow

Hello and thank you all for joining us. Today we’ll discuss the Q2 commercial initiatives led by of our global partner Ascensia Diabetes Care and provide progress updates on our clinical, product pipeline and regulatory activities. Nick will address the second quarter financials in detail, and then I will conclude and open the call up for Q&A.

In the second quarter, Senseonics achieved revenue of $3.3 million, which included $1.0 million of revenue from the U.S., and $2.3 million of revenue from outside the U.S. Through the first half of the year the global commercial partnership integration has progressed to Ascensia taking over full commercial operations and we have collaboratively continued our efforts to minimize the patient base attrition maintaining Eversense users. Based off the current plan, we continue to expect that global net revenue to Senseonics for the full year 2021 will be in the range of $12.0 to $15.0 million dollars.

Senseonics 2Q21 Earnings Script
August 9, 2021

As we operate today under the terms of our commercial collaboration agreement, Ascensia has assumed responsibility for marketing, market access, sales, distribution, reimbursement, and customer service in the U.S., Germany, Italy, Spain, the Netherlands, Poland, and now Sweden and Norway, the last two existing markets which were transitioned ahead of plan in Q2. We at Senseonics remain focused on product development, including clinical trials and regulatory activities, along with manufacturing our systems.

In the U.S., this was the first quarter for most members of Ascensia’s U.S. sales team, and we are pleased that they have taken the steps to establish this market coverage. To support this, they identified the skill sets that are required for sales professionals to be successful introducing our transformative CGM technology. Twenty-five new sales professionals experienced in diabetes or medical technology have now been fully on-boarded and are calling on existing accounts. This team has been trained in the reimbursement landscape and how to introduce the product and procedures to clinicians. The sales professionals are supported by a team of inside sales, clinical trainers, distribution channel, market access and customer care professionals at Ascensia. This comprehensive commercial infrastructure currently enables the targeting of existing providers and their intensively managed patients, as well as the payors and the trade channels. These resources invested by Ascensia represent their strong commitment to Eversense and are supportive of the full commercial activities.

Coming out of the height of the pandemic and our very limited commercialization in 2020 to both patients and providers, the Ascensia salesforce is actively reintroducing the product to both clinicians and patients who were impacted by these disruptions, with an initial focus on reestablishing and maintaining relationships. Their first action is calling on the existing Eversense prescribers to introduce themselves, make them aware of the transition and our re-entry into the market in pursuit of servicing existing patients and new patients. This stabilization effort is targeted at rebuilding the foundation for future growth. In the second half of the year, they plan to expand their reach to training and onboarding additional prescriber practices. We know there is real work to be done to regain market traction and we are pleased it is underway.

Senseonics 2Q21 Earnings Script
August 9, 2021

To support driving growth in the installed base, continuing user retention and ensuring greater access to Eversense, Ascensia has launched a patient assistance program. This program is designed to accommodate those whose health plans have high deductibles, coinsurance or co-pay costs and to support their out-of-pocket costs with using Eversense.

Specifically, U.S. Eversense users can access the program which covers up to $300 per sensor after the patient pays the first $100 out-of-pocket. For those who qualify for the full $300 reimbursement per sensor, Eversense would generally have a lower total annual cost than other CGMs on the market. Ascensia estimates that over half of people using mealtime insulin in the U.S. could be eligible for the patient assistance program. While the economics are different from our previous Bridge program, the patient assistance program shares the similar commitment intended to help a broader group with access to Eversense.

Ascensia is prioritizing raising awareness of the Eversense system within the diabetes community to drive demand with the patient assistance program and the established U.S. commercial infrastructure. There are two main initiatives aimed at increasing awareness – a direct-to-consumer, or DTC, digital marketing campaign and clinical education targeting HCPs. The DTC campaign targets social media audiences, primarily aimed at intensively managed patients seeking information about diabetes technology. The initial DTC campaign has resulted in nearly 50 million impressions or ads served to date through Facebook and Google. The campaign targets raising awareness and can be an effective sales tool for generating inbound leads. There is a strong consumer aspect to CGM as patients have the ability to ask their healthcare providers to prescribe Eversense. We anticipate that generating patient pull from DTC advertising will play an important role in driving overall adoption over time.

Senseonics 2Q21 Earnings Script
August 9, 2021

From the health care provider side, we remain actively engaged in scientific and industry meetings where we partner with Key Opinion Leaders who experience the positive clinical impacts and patient testimonials Eversense can have in managing patients’ diabetes and who can share those experiences with their peers. Two of the most important and well-attended meetings were held in the second quarter – the ADA, and the ATTD scientific conferences. Our presence at these meetings featured lead investigator Dr. Satish Garg’s presentation of the clinical data from the PROMISE study. The presentation highlighted the safety and accuracy profile of the Eversense 180-day sensor. Accuracy of the system with one calibration per day during the trial as measured by MARD was an industry leading 8.5%-9.1%. We are very proud of these results, which were well received by the broader diabetes community, and we look forward to seeing these results peer review published in the very near future.

Together with the Ascensia salesforce, we’re also actively and directly reaching out to local and national KOLs via one-on-one meet ups or small group discussions, in person, or tele-visits where required. We will remain engaged with the diabetes community not only to communicate the positive clinical impacts Eversense can have on diabetes management but also to learn and gather insights to fuel commercial, clinical and product development activities.

In addition, our initial involvement with an Accountable Care Organization, or ACO, is now in motion as well, with product on-site and ready to be inserted in the coming days at the University Hospital ACO in Cleveland, Ohio. They are the first accountable care organization to adopt Eversense into their practice. The initial program will include 20 Medicare diabetes patients on insulin regimens using the Eversense system for at least a year. The program will assess clinical outcomes such as A1c reduction and patient reported outcomes such as satisfaction levels during their use. We hope to learn and share valuable clinical information from the use of our long-term implantable CGM with this important managed care population.

Senseonics 2Q21 Earnings Script
August 9, 2021

Moving to progress outside the U.S., Ascensia sales professionals in the European countries have added Eversense to their sales portfolios and started marketing the system in February. This team has quickly learned the sales model for implantable CGM, as they all have extensive diabetes knowledge and familiarity with the market and its offerings.

Across European markets we executed smooth transitions from our prior distributors. Germany and Italy continue to represent two of our largest patient bases. In Germany, most payors cover Eversense and new contracts have been established with Ascensia. In Italy, we were able to transfer a majority of the previous contracts, including tenders. As different regions have experienced different impacts and regulations associated with COVID, which can complicate efforts to reach and train doctors with a new product, Ascensia is focused on servicing existing patients as restrictions allow. We are working closely to optimize sales channels to appropriate inventory levels to support and align with patient demand. They are off to a solid start OUS and are excited to now be marketing in Scandinavia as well.

With Ascensia assuming full commercial responsibilities, we have been able to focus and allocate our resources towards developing new products, strengthening our clinical profile, and advancing our regulatory activities, as we intended when entering into this collaboration. Market research of existing CGM patients shows that the two most sought-after features in a CGM system are sensor accuracy and extended sensor lifecycles. Studies have repeatedly shown that our sensors remain highly accurate throughout the full 180-day duration of the sensor life. Our growth strategy consists of offering patients’ improved benefits with each iteration of longer lasting, less intrusive Eversense sensors, which we believe will enable us to gain share and help expand the market for CGM. As evidenced through the reinsertion rates, our patient base has shown to be loyal, which we believe highlights the distinct, desired function and lifestyle benefits offered by Eversense.

Senseonics 2Q21 Earnings Script
August 9, 2021

On the U.S. regulatory side, the data gathered from the soon to be published PROMISE study is being used to support our 180-day product PMA supplement application, which as we previously announced was filed last fall. Following the Emergency Use Authorization delays, the submission was assigned a lead reviewer by the FDA on Apr 15th and we also reiterated the previous extended review timelines based on publicly made comments by the Agency officials.  At this time and based on the confidence in the strength and quality of our submission, and in discussion with the lead reviewer, we continue to expect the approval of the product by the end of 2021 though the constantly evolving situation with the pandemic and its impact on FDA workload make it hard to precisely estimate regulatory timelines.

Looking forward, we continue to make progress on our next generation technology platform. We are designing the system to have a lifespan of one year and require only one calibration per week and are actively working on its development. The attractiveness of this product to patients would represent another stepwise function that would address the needs of additional patients, and we believe, again revolutionize the CGM industry. The goal of bringing such a product to market represents our solution to the ultimate goal of lessening the burden of diabetes management and to offer people even more freedom. Our research and development activities are currently focused on working to realize this goal, with our efforts centered around the technical and chemical configuration of the sensor. Once the technical optimization is completed, we intend to submit the product to the FDA for an IDE approval to begin pivotal clinical testing. The development of the product has been steadily advancing, and we currently expect start the pivotal trial in the first half of next year.

Senseonics 2Q21 Earnings Script
August 9, 2021

I will now turn the call over to Nick to go over details of our second quarter financial results.

Nick Tressler

Thank you, Tim and good afternoon everyone. Our Q2 results reflect the full transition of commercial activities in the U.S. and E.U. to our partner Ascensia.

In the second quarter of 2021, total net revenue was $3.3 million compared to $261 thousand in the second quarter of 2020. US revenue for the second quarter was $1.0 million and revenue outside the US was $2.3 million.

Gross profit in Q2 2021 increased by $1.5 million year over year to $392 thousand. The positive gross margin in the quarter was primarily due to the fulfillment of orders utilizing existing written off inventory due to the COVID-19 pandemic.

Second quarter 2021 sales and marketing expenses decreased by $1.5 million year over year to $1.6 million, compared to $3.1 million in the prior year period. The decrease was primarily due to the strategic changes in our market commercialization approach through the Ascensia collaborative partnership.

Research and development expenses in Q2 2021 increased by $3.3 million year over year to $7.1 million, compared to $3.8 million in the prior year period. The increase was primarily driven by clinical study costs and personnel related expenses.

General and administrative expenses in Q2 2021 were $7.5 million, an increase of $3.1 million year over year, compared to $4.4 million in the prior year period, mostly due to an increase in personnel related costs.

Senseonics 2Q21 Earnings Script
August 9, 2021

For the three months ended June 30, 2021, operating loss was ($15.9M) compared to ($12.5M) in the second quarter of 2020. This represents a $3.4M increase in operating loss from one year ago.

The increase in the company’s share price at the end of the second quarter as compared the company’s share price at the end of the 1st quarter of 2021, led to significant non-cash charges in Q2. As a result, other expenses increased by $169.4 million compared to the prior year period primarily related to non-cash charges resulting from the accounting for imbedded derivatives and fair value adjustments related to the company’s financings including the 2023 and 2025 notes along with the PHC 2024 notes and Energy Capital equity line of credit. As required by U.S. Generally Accepted Accounting Principles or GAAP, we mark the value of these instruments to market for each reporting period and the change in these values are recorded as non-cash charges to the Income Statement. Each quarter the value of these non-cash gains or losses will vary based on the volatility in the company’s share price, so, generally, as share price increases, we incur a non-cash loss and as share price decreases, we recognize a non-cash gain. For the second quarter, the cash portion of the other expenses was $4.0M of interest expenses out of the total $164.4M.

For the three months ended June 30, 2021, total net loss was $180.3 million, or $0.42 per share, compared to $7.5 million or $0.03 per share, in the second quarter of 2020. Net loss increased by $172.8 million due to a $169.4 million increase to other expenses primarily related to the non-cash accounting charges from the accounting of the company financings previously mentioned, as well as a $3.4 million increase in loss from operations.

In the first half of 2021, our net cash used in operating activities was approximately $30.4M. As of June 30, 2021, cash, cash equivalents short and long-term investments totaled $215.0 million. This includes approximately $50 million in gross proceeds raised through our At-The-Market or ATM equity offering program. The use of proceeds will be primarily for debt service. Specifically, we will repay our PPP loan and have elected to pay the interest on the PHC notes in cash instead the Payment In Kind or PIK option. Paying the interest in cash raised from the use of the ATM will result in a significant reduction of shareholder dilution due to the lower share conversion price associated with the terms of the payment in kind agreement.

Senseonics 2Q21 Earnings Script
August 9, 2021

Looking at the remainder of the year, we are reiterating our 2021 guidance. We continue to expect global revenues to Senseonics of between $12 and $15 million for 2021 with $6.1 million of revenue achieved in the first half. For full year 2021, net cash used in operations remains projected to be in the range of $60 to $65 million.

With that, I will turn it back to Tim.

Tim Goodnow

Thank you, Nick.

To wrap up, there were headwinds in the first half of the year as we worked with Ascensia to initiate their commercial activities. We reintroduced Eversense to the market with a new commercial partner amid the pandemic, which impacted both in-person actions to drive awareness and created delays in the review of our highly anticipated new product. These factors have gated us from achieving rapid patient adoption to date, but we believe we are better positioned to gain traction in the market with the right team and the right strategy to capitalize on the potential of Eversense. We are pleased to be working collaboratively with our partner on initiatives to drive growth, including increased patient and clinician marketing and launching the patient access program.

Senseonics 2Q21 Earnings Script
August 9, 2021

We are confident in our product and its value proposition to users. Eversense users are continually commenting on how our system reduces the burden of managing their diabetes and we have been pleased with the many loyal users who already had awareness of Eversense. We see this as confirmation of our belief that our value proposition will resonate with the broader patient population. We are excited and motivated to offer more patients the same benefits. As we look forward to future generations of our technology, we are absolutely confident we can offer existing and new patient populations additional benefits, and build lasting patient and provider loyalty, that will contribute to our sustained growth and success as a business.

Thank you for your time today. Joining us for questions are Mukul Jain, our Chief Operating Officer; and Mirasol Panlilio, Vice President and General Manager of Global Commercial Operations. Operator let's open up the call for questions.

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